Exhibit 99.1

REALOGY REPORTS RESULTS FOR FIRST QUARTER 2012

Company's Q1 Results and Q2 Pending Home Sales Consistent with
Industry Forecasts for Modest Housing Recovery in 2012

PARSIPPANY, N.J., May 2, 2012 - Realogy Corporation, a global leader in real estate and relocation services, today reported results for the first quarter ended March 31, 2012. Realogy's net revenue for the first quarter was $875 million, an increase of 5% compared to 2011. Realogy's EBITDA before restructuring and other items for the year was $36 million, a year-over-year increase of $11 million, or 44%. This was attributable to an increase in sales volume at both the franchised and company-owned real estate services segments offset by incremental compensation expense. Realogy's reported EBITDA for the first quarter of 2012 was $30 million. For the quarter, Realogy recorded a net loss attributable to the Company of $192 million, which includes $170 million of interest expense and $45 million of depreciation and amortization.

“Despite the seasonality that typically makes the first quarter the weakest quarter of the year in our industry, on a relative basis, we are pleased with what we saw both in the market and in our operating results during the first quarter of 2012,” said Richard A. Smith, Realogy's chairman, chief executive officer and president. "During the fourth quarter of 2011, we spoke about seeing signs of a stabilizing market. In the first quarter of 2012, we believe we saw the beginnings of a housing recovery. Looking ahead, assuming current economic trends remain unchanged, we believe that the housing recovery should continue to gain traction. We believe demand is increasing, and home values are starting to stabilize."

Compensation expense recorded in the first quarter of 2012 increased by $10 million. The incremental expense in the first quarter of 2012 was due to the impact of recording both the previously instituted retention plan as well as the 2012 bonus plan. Realogy did not have an annual bonus plan in 2011 but implemented the retention plan in November 2010, which will be expensed through September 2012. Excluding the expense of $11 million for the retention plan, Realogy's EBITDA before restructuring and other items for the first quarter of 2012 would have been $47 million.

Looking at Realogy's core business drivers, Realogy Franchise Group (RFG) had a year-over-year 7% increase in homesale transaction sides across all price ranges, while NRT, the company-owned brokerage unit, had an 8% year-over-year increase. Average homesale price was flat at RFG and declined 3% at NRT for the first quarter of 2012 as compared to 2011. RFG and NRT homesale unit increases were in line with the national trends reported in the first quarter by the National Association of Realtors (NAR), which had existing homesale transactions up 7%. NAR also reported average sale price for first quarter 2012 as flat year-over-year. Cartus experienced a 7% increase in initiations and a 11% increase in broker referrals, while Title Resource Group experienced an 8% increase in purchase title and closing units and a 31% increase in refinance title and closing units offset by an 11% decrease in the average price per closing unit due to the increase in refinance volume along with geographic mix of business in resale units.

“Our first quarter closed homesale sides were the highest we have seen in the past four years," said Anthony E. Hull, Realogy's CFO and treasurer. "The current market conditions -- increased demand for housing and upward pressure on prices -- reflect the tight inventory that is prevalent in many markets as well as increased sales activity at the high end. On a combined Realogy basis,we anticipate our second quarter 2012 homesales to increase at a high single-digit pace ahead of last year, and average homesale price will be flat to modestly up year-over-year as indicated by our preliminary April results."

Realogy Reports Results for First Quarter 2012                            Page2

Balance Sheet Information and Covenant Compliance as of March 31, 2012

The Company ended the quarter with $109 million of readily available cash and no outstanding borrowings on its revolving credit facility under its senior secured credit agreement.

A consolidated balance sheet is included as Table 2 of this press release.

As of May 1, 2012, the Company had $197 million outstanding under its $363 million extended revolving credit facility as anticipated due to the semiannual April interest payments. The Company expects its revolver balance to be approximately $100 million by the end of the June and expects that the borrowings will be further reduced in the third quarter as the third quarter typically generates the highest EBITDA and cash flow of each year.

As of March 31, 2012, the Company's senior secured leverage ratio (SSLR) was 4.02 to 1, below the 4.75 to 1 maximum ratio required to be in compliance with its senior secured credit agreement. The SSLR is determined by dividing Realogy's senior secured net debt of $2.3 billion at March 31, 2012 by the Company's Adjusted EBITDA of $577 million for the four quarters ended March 31, 2012 (please see Table 8 for the definition of non-GAAP financial measures, Adjusted EBITDA and EBITDA before restructuring and other items, and Tables 6 and 7 for a reconciliation of these non-GAAP measures to their most comparable GAAP financial measure, net loss attributable to Realogy).

During the first quarter of 2012, Realogy completed a $918 million refinancing, and as a result, the Company does not have any significant corporate debt maturities until 2016. Realogy's capital structure puts it in the unique position of having $2.1 billion in convertible debt, all or a portion of which can be converted to equity at the option of the holders thereof.

Investor Webcast

Realogy will hold a Webcast to review its first quarter 2012 results on May 2 at 4:00 p.m. (EDT). The call will be hosted by Richard A. Smith, chairman, CEO and president, and Anthony E. Hull, executive vice president, CFO and treasurer. The conference call, together with corresponding slides, will be made available live via Webcast on the Investor Information section of the Realogy website. A replay of the Webcast also will be available on the website from May 3 through May 10.

About Realogy Corporation

Realogy Corporation, a global provider of real estate and relocation services, has a diversified business model that includes real estate franchising, brokerage, relocation and title services. Realogy's world-renowned brands and business units include Better Homes and Gardens® Real Estate, CENTURY 21®, Coldwell Banker®, Coldwell Banker Commercial®, The Corcoran Group®, ERA®, Sotheby's International Realty®, NRT LLC, Cartus and Title Resource Group. Collectively, Realogy's franchise system members operate approximately 13,800 offices with 241,000 sales associates doing business in 103 countries and territories around the world. Headquartered in Parsippany, N.J., Realogy is owned by affiliates of Apollo Management, L.P., a subsidiary of Apollo Global Management, LLC, a leading global alternative asset manager.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Realogy Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates” and “plans” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are

Realogy Reports Results for First Quarter 2012                            Page3

generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various factors that could cause actual future results and other future events to differ materially from those estimated by management include, but are not limited to: our substantial amount of outstanding debt; constraints on the Company's liquidity including but not limited to our ability to access the capital, including debt financing, and/or securitization markets; variable rate indebtedness which subjects the Company to interest rate risk; our ability to comply with the affirmative and negative covenants contained in our debt agreements; adverse developments or the absence of sustained improvement in general business, economic and political conditions; adverse developments or the absence of improvement in the residential real estate markets including but not limited to the lack of sustained improvement in the number of home sales and/or further declines in home prices, low levels of consumer confidence, the impact of slow economic growth or future recessions and related high levels of unemployment in the U.S. and abroad, continuing high levels of foreclosures, seasonal fluctuations in the residential real estate brokerage business; reduced availability of mortgage financing or financing availability at rates not sufficiently attractive to homebuyers; the final resolution or outcomes with respect to Cendant's remaining contingent liabilities; any outbreak or escalation of hostilities on a national, regional or international basis; government regulation as well as legislative, tax or regulatory changes that would adversely impact the residential real estate market, including but not limited to potential reform of the financing of the U.S. housing and mortgage markets and the Internal Revenue Code; the Company's failure to enter into or renew franchise agreements, maintain its brands or the inability of franchisees to survive the current real estate cycle; the Company's inability to realize benefits from future acquisitions; and the Company's inability to sustain improvements in its operating efficiency.

Consideration should be given to the areas of risk described above, as well as those risks set forth under the headings “Forward-Looking Statements” and “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 and in our other periodic reports filed from time to time, in connection with considering any forward-looking statements that may be made by us and our businesses generally. Except for our ongoing obligations to disclose material information under the federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless we are required to do so by law.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained in the Tables attached to this release.

Investor Contact:
Alicia Swift
(973) 407-4669
alicia.swift@realogy.com

Media Contact:
Mark Panus
(973) 407-7215
mark.panus@realogy.com

Realogy Reports Results for First Quarter 2012                            Page4

Table 1

REALOGY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions)

	Three Months Ended March 31,
	2012	2011
Revenues
Gross commission income	$606	$575
Service revenue	172	164
Franchise fees	54	51
Other	43	41
Net revenues	875	831
Expenses
Commission and other agent-related costs	402	374
Operating	318	318
Marketing	51	43
General and administrative	77	71
Former parent legacy costs (benefit), net	(3)	(2)
Restructuring costs	3	2
Depreciation and amortization	45	46
Interest expense, net	170	179
Loss on the early extinguishment of debt	6	36
Other (income)/expense, net	1	—
Total expenses	1,070	1,067
Loss before income taxes, equity in earnings and noncontrolling interests	(195)	(236)
Income tax expense	7	1
Equity in earnings of unconsolidated entities	(10)	—
Net loss	(192)	(237)
Less: Net income attributable to noncontrolling interests	—	—
Net loss attributable to Realogy	$(192)	$(237)

Realogy Reports Results for First Quarter 2012                            Page5

Table 2

REALOGY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	March 31, 2012	December 31, 2011

ASSETS
Current assets:
Cash and cash equivalents	$148	$143
Trade receivables (net of allowance for doubtful accounts of $65 and $64)	122	120
Relocation receivables	385	378
Relocation properties held for sale	7	11
Deferred income taxes	62	66
Other current assets	101	88
Total current assets	825	806
Property and equipment, net	155	165
Goodwill	2,617	2,614
Trademarks	732	732
Franchise agreements, net	2,825	2,842
Other intangibles, net	428	439
Other non-current assets	215	212
Total assets	$7,797	$7,810

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$180	$184
Securitization obligations	302	327
Due to former parent	76	80
Revolving credit facilities and current portion of long-term debt	111	325
Accrued expenses and other current liabilities	641	520
Total current liabilities	1,310	1,436
Long-term debt	7,121	6,825
Deferred income taxes	892	890
Other non-current liabilities	172	167
Total liabilities	9,495	9,318
Commitments and contingencies
Equity (deficit):
Realogy common stock: $.01 par value, 100 shares authorized, issued and outstanding at March 31, 2012 and December 31, 2011	—	—
Additional paid-in capital	2,034	2,033
Accumulated deficit	(3,703)	(3,511)
Accumulated other comprehensive loss	(30)	(32)
Total Realogy stockholder's deficit	(1,699)	(1,510)
Noncontrolling interests	1	2
Total equity (deficit)	(1,698)	(1,508)
Total liabilities and equity (deficit)	$7,797	$7,810

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Table 3

REALOGY CORPORATION
2012 vs. 2011 KEY DRIVERS

	Three Months Ended March 31,
	2012	2011	% Change
Real Estate Franchise Services (a)
Closed homesale sides	197,458	184,643	7%
Average homesale price	$194,071	$193,710	—%
Average homesale broker commission rate	2.56%	2.54%	2 bps
Net effective royalty rate	4.75%	4.87%	(12) bps
Royalty per side	$248	$251	(1%)
Company Owned Real Estate Brokerage Services
Closed homesale sides	55,273	51,200	8%
Average homesale price	$403,115	$414,164	(3%)
Average homesale broker commission rate	2.51%	2.50%	1 bps
Gross commission income per side	$10,959	$11,188	(2%)
Relocation Services
Initiations	37,470	35,108	7%
Referrals	14,266	12,813	11%
Title and Settlement Services
Purchase title and closing units	20,565	18,971	8%
Refinance title and closing units	22,016	16,826	31%
Average price per closing unit	$1,237	$1,386	(11%)
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

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Table 4

REALOGY CORPORATION
2011 KEY DRIVERS

	Quarter Ended				Year Ended
	March 31, 2011	June 30, 2011	September 30, 2011	December 31, 2011	December 31, 2011
Real Estate Franchise Services (a)
Closed homesale sides	184,643	251,045	252,991	220,931	909,610
Average homesale price	$193,710	$202,045	$200,987	$194,673	$198,268
Average homesale broker commission rate	2.54%	2.55%	2.56%	2.56%	2.55%
Net effective royalty rate	4.87%	4.83%	4.88%	4.78%	4.84%
Royalty per side	$251	$258	$261	$250	$256
Company Owned Real Estate Brokerage Services
Closed homesale sides	51,200	73,061	71,167	59,094	254,522
Average homesale price	$414,164	$445,550	$433,003	$405,382	$426,402
Average homesale broker commission rate	2.50%	2.49%	2.49%	2.51%	2.50%
Gross commission income per side	$11,188	$11,931	$11,620	$10,924	$11,461
Relocation Services
Initiations	35,108	46,433	37,540	34,188	153,269
Referrals	12,813	20,282	22,254	16,820	72,169
Title and Settlement Services
Purchase title and closing units	18,971	26,219	26,128	21,927	93,245
Refinance title and closing units	16,826	10,840	14,234	20,950	62,850
Average price per closing unit	$1,386	$1,525	$1,446	$1,292	$1,409
_______________

(a)	Includes all franchisees except for our Company Owned Real Estate Brokerage Services segment.

Realogy Reports Results for First Quarter 2012                            Page8

Table 5a
REALOGY CORPORATION
SELECTED 2012 FINANCIAL DATA
(In millions)

For the Three Months Ended
March 31,
Revenue (a)	2012
Real Estate Franchise Services	$129
Company Owned Real Estate Brokerage Services	617
Relocation Services	88
Title and Settlement Services	88
Corporate and Other	(47)
Total Company	$875

EBITDA (b) (c)
Real Estate Franchise Services	$61
Company Owned Real Estate Brokerage Services	(17)
Relocation Services	4
Title and Settlement Services	2
Corporate and Other	(20)
Total Company	$30
Less:
Depreciation and amortization	45
Interest expense, net	170
Income tax expense	7
Net loss attributable to Realogy	$(192)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $47 million for the three months ended March 31, 2012. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, 2012. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment.

(b)
Includes $3 million of restructuring costs and $6 million related to loss on the early extinguishment of debt, partially offset by $3 million of former parent legacy benefits for the three months ended March 31, 2012, broken down by business units as follows:

For the Three Months Ended
March 31,
2012
Real Estate Franchise Services	—
Company Owned Real Estate Brokerage Services	1
Relocation Services	1
Title and Settlement Services	1
Corporate and Other	3
Total Company	6
EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2012 was: RFG $61 million, NRT $(16) million, Cartus $5 million, TRG $3 million and Corporate $(17) million.

(c)
The increase in employee related costs for the three months ended March 31, 2012 was primarily due to $10 million of expense for the 2012 bonus plan which is in addition to $11 million of expense being recognized for the retention plan that was implemented in November 2010 whereas in the first quarter of 2011 only $11 million of expense was being recognized for the retention plan. The retention plan was put in place to retain key employees during a period when there was not an annual bonus plan.

Realogy Reports Results for First Quarter 2012                            Page9

Table 5b
REALOGY CORPORATION
SELECTED 2011 FINANCIAL DATA
(In millions)

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
Revenue (a)	2011	2011	2011	2011	2011
Real Estate Franchise Services	$118	$160	$151	$128	$557
Company Owned Real Estate Brokerage Services	587	884	841	658	2,970
Relocation Services	87	110	126	100	423
Title and Settlement Services	83	90	95	91	359
Corporate and Other	(44)	(65)	(58)	(49)	(216)
Total Company	$831	$1,179	$1,155	$928	$4,093
EBITDA (b)
Real Estate Franchise Services	$62	$97	$92	$69	$320
Company Owned Real Estate Brokerage Services	(37)	48	47	(2)	56
Relocation Services	10	32	50	23	115
Title and Settlement Services	2	12	8	7	29
Corporate and Other	(48)	(2)	(10)	(17)	(77)
Total Company	$(11)	$187	$187	$80	$443
Less:
Depreciation and amortization	46	47	46	47	186
Interest expense, net	179	161	159	167	666
Income tax expense	1	1	10	20	32
Net loss attributable to Realogy	$(237)	$(22)	$(28)	$(154)	$(441)
_______________

(a)
Transactions between segments are eliminated in consolidation. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $44 million, $65 million, $58 million and $49 million for the three months ended March 31, June 30, September 30, and December 31 2011, respectively. Such amounts are eliminated through the Corporate and Other line. Revenues for the Relocation Services segment include $7 million, $11 million, $11 million and $8 million of intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment during the three months ended March 31, June 30, September 30, and December 31 2011, respectively. Such amounts are recorded as contra-revenues by the Company Owned Real Estate Brokerage Services segment. Revenues for the Real Estate Franchise Services segment include intercompany royalties and marketing fees paid by the Company Owned Real Estate Brokerage Services segment of $216 million for the year ended December 31, 2011. Revenues for the Relocation Services segment include intercompany referral and relocation fees paid by the Company Owned Real Estate Brokerage Services segment of $37 million for the year ended December 31, 2011. There are no other material inter-segment transactions.

(b)
Includes $2 million of restructuring costs and $36 million related to loss on the early extinguishment of debt, partially offset by $2 million of former parent legacy benefits for the three months ended March 31, 2011, $3 million of restructuring costs offset by a net benefit of $12 million of former parent legacy items for the three months ended June 30, 2011, $3 million of restructuring costs offset by a net benefit of $3 million of former parent legacy items for the three months ended September 30, 2011 and $3 million of restructuring, $1 million of merger costs and $2 million of former parent legacy costs for the three months ended December 31, 2011. EBITDA for the year ended December 31, 2011 includes $36 million related to loss on the early extinguishment of debt, $11 million of restructuring costs and $1 million of merger costs, partially offset by a net benefit of $15 million of former parent legacy items primarily as a result of tax and other liability adjustments broken down by business units as follows:

	For the Three Months Ended				For the Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	2011	2011	2011	2011	2011
Real Estate Franchise Services	—	—	—	—	—
Company Owned Real Estate Brokerage Services	2	2	3	2	9
Relocation Services	—	—	—	1	1
Title and Settlement Services	—	1	—	—	1
Corporate and Other	34	(12)	(3)	3	22
Total Company	36	(9)	—	6	33
EBITDA by segment before restructuring and other items detailed above for the three months ended March 31, 2011 was: RFG $62 million, NRT $(35) million, Cartus $10 million, TRG $2 million and Corporate $(14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended June 30, 2011 was: RFG $97 million, NRT $50 million, Cartus $32 million, TRG $13 million and Corporate $(14) million. EBITDA by segment before restructuring and other items detailed above for the three months ended September 30, 2011 was: RFG $92 million, NRT $50 million, Cartus $50 million, TRG $8 million and Corporate $(13) million. EBITDA by segment before restructuring and other items detailed above for the three months ended December 31, 2011 was: RFG $69 million, NRT $0 million, Cartus $24 million, TRG $7 million and Corporate $(14) million. EBITDA by segment before restructuring and other items detailed above for the corresponding year ended December 31, 2011 was as follows: RFG $320 million, NRT $65 million, Cartus $116 million, TRG $30 million, and Corporate $(55) million.

Realogy Reports Results for First Quarter 2012                            Page10

Table 6
REALOGY CORPORATION
EBITDA, EBITDA BEFORE RESTRUCTURING AND OTHER ITEMS, AND ADJUSTED EBITDA
(In millions)
A reconciliation of net loss attributable to Realogy to EBITDA, EBITDA before restructuring and other items, and Adjusted EBITDA for the twelve months ended March 31, 2012 is set forth in the following table:

		Less	Equals	Plus	Equals
	Year Ended	Three Months Ended	Nine Months Ended	Three Months Ended	Twelve Months Ended
	December 31, 2011	March 31, 2011	December 31, 2011	March 31, 2012	March 31, 2012
Net loss attributable to Realogy (a)	$(441)	$(237)	$(204)	$(192)	$(396)
Income tax expense	32	1	31	7	38
Income before income taxes	(409)	(236)	(173)	(185)	(358)
Interest expense, net	666	179	487	170	657
Depreciation and amortization	186	46	140	45	185
EBITDA (b)	443	(11)	454	30	484
Covenant calculation adjustments:
Restructuring costs, merger costs and former parent legacy costs (benefit), net (c)					(3)
Loss on the early extinguishment of debt					6
EBITDA before restructuring and other items					487
Pro forma cost savings for 2012 restructuring initiatives (d)					3
Pro forma cost savings for 2011 restructuring initiatives (e)					7
Pro forma effect of business optimization initiatives (f)					47
Non-cash charges (g)					5
Non-recurring fair value adjustments for purchase accounting (h)					4
Pro forma effect of acquisitions and new franchisees (i)					6
Apollo management fees (j)					15
Incremental securitization interest costs (k)					3
Adjusted EBITDA					$577
Total senior secured net debt (l)					$2,317
Senior secured leverage ratio					4.02	x
_______________

(a)
Net loss attributable to Realogy consists of: (i) a loss of $22 million for the second quarter of 2011; (ii) a loss of $28 million for the third quarter of 2011; (iii) a loss of $154 million for the fourth quarter of 2011 and (iv) a loss of $192 million for the first quarter of 2012.

(b)
EBITDA consists of: (i) $187 million for the second quarter of 2011; (ii) $187 million for the third quarter of 2011; (iii) $80 million for the fourth quarter of 2011 and (iv) $30 million for the first quarter of 2012.

(c)	Consists of $12 million of restructuring costs and $1 million of merger costs offset by a net benefit of $16 million for former parent legacy items.

(d)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the first three months of 2012. From this restructuring, we expect to reduce our operating costs by approximately $3 million on a twelve-month run-rate basis and estimate that less than $1 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2011 through the time they were put in place had those actions been effected on April 1, 2011.

(e)
Represents actual costs incurred that are not expected to recur in subsequent periods due to restructuring activities initiated during the year ended December 31, 2011. From this restructuring, we expect to reduce our operating costs by approximately $21 million on a twelve-month run-rate basis and estimate that $14 million of such savings were realized from the time they were put in place. The adjustment shown represents the impact the savings would have had on the period from April 1, 2011 through the time they were put in place had those actions been effected on April 1, 2011.

(f)
Represents the twelve-month pro forma effect of business optimization initiatives that have been completed to reduce costs, including $2 million related to our Relocation Services integration costs and acquisition related non-cash adjustments, $5 million related to vendor renegotiations and $40 million for employee retention accruals. The employee retention accruals reflect the employee retention plans that have been implemented in lieu of our customary bonus plan, due to the ongoing and prolonged downturn in the housing

Realogy Reports Results for First Quarter 2012                            Page11

market in order to ensure the retention of executive officers and other key personnel, principally within our corporate services unit and the corporate offices of our four business units.

(g)
Represents the elimination of non-cash expenses, including $6 million of stock-based compensation expense and $6 million of other items less $7 million for the change in the allowance for doubtful accounts and notes reserves from April 1, 2011 through March 31, 2012.

(h)	Reflects the adjustment for the negative impact of fair value adjustments for purchase accounting at the operating business segments primarily related to deferred rent.

(i)
Represents the estimated impact of acquisitions and new franchisees as if they had been acquired or signed on April 1, 2011. Franchisee sales activity is comprised of new franchise agreements as well as growth acquired by existing franchisees with our assistance. We have made a number of assumptions in calculating such estimate and there can be no assurance that we would have generated the projected levels of EBITDA had we owned the acquired entities or entered into the franchise contracts as of April 1, 2011.

(j)	Represents the elimination of annual management fees payable to Apollo for the twelve months ended March 31, 2012.

(k)	Incremental borrowing costs incurred as a result of the securitization facilities refinancing for the twelve months ended March 31, 2012.

(l)
Represents total borrowings under the senior secured credit facility which are secured by a first priority lien on our assets of $2,415 million plus $11 million of capital lease obligations less $109 million of readily available cash as of March 31, 2012. Pursuant to the terms of the senior secured credit facility, senior secured net debt does not include First and a Half Lien Notes, Second Lien Loans, and other indebtedness that is secured by a lien that is pari passu or junior to the First and a Half Lien Notes or securitization obligations.

Realogy Reports Results for First Quarter 2012                            Page12

Table 7

Reconciliation of net loss attributable to Realogy to EBITDA, EBITDA before restructuring and other items and EBITDA before restructuring and other items and retention plan expense
(in millions)
A reconciliation of net loss attributable to Realogy to EBITDA, EBITDA before restructuring and other items and EBITDA before restructuring and other items and retention plan expense for the three months ended March 31, 2012 and 2011 is set forth in the following table:

	Three Months Ended March 31,
	2012	2011
Net loss attributable to Realogy	$(192)	$(237)
Income tax expense	7	1
Loss before income tax	(185)	(236)
Interest expense, net	170	179
Depreciation and amortization	45	46
EBITDA	$30	$(11)
Former parent legacy costs (benefit), net	(3)	(2)
Restructuring costs	3	2
Loss on the early extinguishment of debt	6	36
Total restructuring and other items	6	36
EBITDA before restructuring and other items	$36	$25
Retention plan expense	11	11
EBITDA before restructuring and other items and retention plan expense	$47	$36

Realogy Reports Results for First Quarter 2012                            Page13

Table 8

Definitions
EBITDA is defined by us as net income (loss) before depreciation and amortization, interest (income) expense, net (other than relocation services interest for securitization assets and securitization obligations) and income taxes. EBITDA before restructuring and other items is defined by us as EBITDA adjusted for merger costs, restructuring costs, former parent legacy cost (benefit) items, net, and (gain) loss on the early extinguishment of debt. Adjusted EBITDA is presented to demonstrate our compliance with the senior secured leverage ratio covenant in the senior secured credit facility. We present EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA because we believe EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA are useful as supplemental measures in evaluating the performance of our operating businesses and provides greater transparency into our results of operations. Our management, including our chief operating decision maker, use EBITDA and EBITDA before restructuring and other items as a factor in evaluating the performance of our business. EBITDA, EBITDA before restructuring and other items and Adjusted EBITDA should not be considered in isolation or as a substitute for net income or other statement of operations data prepared in accordance with GAAP.
We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation, the age and book depreciation of facilities (affecting relative depreciation expense) and the amortization of intangibles, which may vary for different companies for reasons unrelated to operating performance. We believe EBITDA before restructuring and other items also facilitates company-to-company operating performance comparisons by backing out those items in EBITDA as well as certain historical cost (benefit) items which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.
EBITDA and EBITDA before restructuring and other items have limitations as analytical tools, and you should not consider EBITDA or EBITDA before restructuring and other items either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	these measures do not reflect changes in, or cash requirement for, our working capital needs;

•
these measures do not reflect our interest expense (except for interest related to our securitization obligations), or the cash requirements necessary to service interest or principal payments on our debt;

•	these measures do not reflect our income tax expense or the cash requirements to pay our taxes;

•	these measures do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often require replacement in the future, and these measures do not reflect any cash requirements for such replacements; and

•	other companies may calculate these measures differently so they may not be comparable.
Adjusted EBITDA as used herein corresponds to the definition of “EBITDA,” calculated on a “pro forma basis,” used in the senior secured credit facility to calculate the senior secured leverage ratio.
Like EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA has limitations as an analytical tool, and you should not consider Adjusted EBITDA either in isolation or as a substitute for analyzing our results as reported under GAAP. In addition to the limitations described above with respect to EBITDA and EBITDA before restructuring and other items, Adjusted EBITDA includes pro forma cost savings, the pro forma effect of business optimization initiatives and the pro forma full year effect of acquisitions and new franchisees. These adjustments may not reflect the actual cost savings or pro forma effect recognized in future periods.